EXHIBIT 10.24

TERMINATION AGREEMENT

TERMINATION AGREEMENT (“Agreement”), dated as of March 20, 2003 (the “Effective Date”), between SYMPHONIX DEVICES, INC. (“SYMPHONIX”), and SIEMENS AUDIOLOGISCHE TECHNIK GMBH (“SAT”), hereinafter jointly referred to as “the Parties”.

WHEREAS, the Parties have entered into a Marketing and Distribution Agreement (“MDA”) as of November 2, 1999. Under certain conditions, in the event of non-renewal or termination according to clause 14 and/or 15 of the MDA, certain payments to SAT would have to be made by SYMPHONIX;

WHEREAS, due SYMPHONIX is contemplating a transaction with Med El which would involve the transfer of substantially all of the assets of SYMPHONIX to, and the assumption of specified liabilities of SYMPHONIX by, Med El (such assignment and assumption, the “Symphonix-Med El Transaction”);

WHEREAS, Siemens and Med El are contemplating a transaction in which Siemens shall assign certain assets to Med El, and Med El shall assume certain liabilities of Siemens, related to the MDA (such assignment and assumption, the “Siemens-Med El Transaction,” and collectively with the Symphonix-Med El Transaction, the “Transactions”);

WHEREAS, the Parties wish to terminate the MDA effective immediately upon the consummation of both of the Transactions; and

WHEREAS, the Parties have entered into an OEM and Supply Agreement (“OSA”) as of June 4, 1999 and desire to assign Symphonix’s rights and obligations under the OSA to Med El upon the consummation of both the Transactions.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I

TERMINATION OF MDA

SECTION 1.1    Termination.    Subject to Section 1.2, the MDA shall be terminated immediately on the Effective Date as defined in the Assignment and Assumption Agreement governing the Siemens-Med El Transaction without any further obligation of Symphonix to make payments in accordance with clause 14 and /or 15 of the MDA with regard to the termination of the MDA as set out in this clause, and without any further obligations of Siemens under the MDA.

SECTION 1.2    Survival of Rights.    All rights related to SYMPHONIX PRODUCTS as defined in the MDA delivered to SAT under the MDA before termination according to Section 1.1 hereinabove shall survive termination. SAT shall be entitled to assign all rights that survive termination according to this Section 1.2 to Med-El.

SECTION 1.3    OEM and Supply Agreement.    SAT hereby consents to the assignment of the OSA to Med El (the “Assignment”) immediately upon consummation of the Symphonix–Med El Transaction. Symphonix shall, even after assignment, be liable for any and all obligations that have accrued prior to the assignment.

ARTICLE 2

MISCELLANEOUS PROVISIONS

SECTION 2.1.    Severability.    If any term or provision of this Agreement or the application thereof to any party hereto or set of circumstances shall, in any jurisdiction and to any extent, be finally held to be invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and puts the parties in a position as nearly comparable as possible to the position they would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

SECTION 2.2.    Arbitration.    Any differences or disputes arising from this Agreement or from agreements regarding its performance shall be settled by an amicable effort on the part of both parties to the Agreement. An attempt to arrive at a settlement shall be deemed to have failed as soon as one of the parties to the Agreement so notifies the other party in writing.

If an attempt at settlement has failed, the disputes shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in Paris (Rules) by three arbitrators appointed in accordance with the Rules. The place of arbitration shall be Zurich, Switzerland. The procedural law of this place shall apply where the Rules are silent. The arbitral award shall be substantiated in writing. The arbitral tribunal shall decide on the matter of costs of the arbitration.

SECTION 2.3.    Governing Law.    The interpretation and construction of this Agreement shall be governed by and be construed in accordance with the substantive law of Switzerland, Canton Zurich, without regard to the conflicts of laws principles thereof. The application of the United nations Convention for the International Sale of Goods of April 11, 1980, shall be excluded.

SECTION 2.4.    Effectiveness; Termination.    Notwithstanding the execution hereof in advance of the consummation of the Transactions, this Agreement is intended to take effect as of the consummation of the Transactions. In the event the consummation of the Transactions does not occur within one year of the date hereof, this Agreement shall be of no further force or effect.

IN WITNESS WHEREOF, SYMPHONIX and SAT have caused this Agreement to be duly executed as of the date first above written.

SYMPHONIX DEVICES, INC.

By:	/s/ KIRK DAVIS
Name: Kirk Davis
Title: Pres. & CEO

Siemens Audiologische Technik GmbH

By:	/s/ R. RADKE	By:	/s/ FRIEDRICH
Name: R. Radke		Name: Friedrich
Title: Group President		Title: Managing Director

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